Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300
TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS
CHICO, CA – (January 28, 2020) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $22,890,000 for the quarter ended December 31, 2019, compared to $23,395,000 during the trailing quarter ended September 30, 2019 and $23,211,000 during the quarter ended December 31, 2018. Diluted earnings per share were $0.75 for the fourth quarter of 2019, compared to $0.76 for the third quarter of 2019 and $0.76 for the fourth quarter of 2018.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three and twelve months ended December 31, 2019 included the following:
•For the three and twelve months ended December 31, 2019, the Company’s return on average assets was 1.40% and 1.43%, respectively, and the return on average equity was 10.03% and 10.49%, respectively.
•The Company paid a cash dividend of $0.22 in December 2019, a 16% increase over the $0.19 cash dividend paid in December 2018.
•As of December 31, 2019, the Company reported total loans, total assets and total deposits of $4.31 billion, $6.47 billion and $5.37 billion, respectively.
•The loan to deposit ratio was 80.26% as of December 31, 2019, as compared to 78.98% at September 30, 2019 and 74.95% at December 31, 2018.
•For the current quarter, net interest margin was 4.39% on a tax equivalent basis as compared to 4.49% in the quarter ended December 31, 2018 and decreased 5 basis points from the trailing quarter.
•Non-interest bearing deposits as a percentage of total deposits were 34.14% at December 31, 2019, as compared to 33.56% at September 30, 2019 and 32.80% at December 31, 2018.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, decreased to 0.22% for the fourth quarter of 2019 as compared with 0.23% for the trailing quarter, but increased by 2 basis points from the average rate paid during the same quarter of the prior year.
•Non-performing assets to total assets were 0.30% at December 31, 2019, as compared to 0.31% as of September 30, 2019, and 0.47% at December 31, 2018.
•The balance of nonperforming loans decreased by $1.7 million during the quarter and by $10.6 million for the 2019 year end. Net charge-offs (recoveries) for the fourth quarter 2019 and 2018 were $0.6 million and ($0.2) million, respectively, and for the twelve months ended December 31, 2019 and 2018 were $0.3 million and $0.3 million, respectively.
•The efficiency ratio was 59.92% for the fourth quarter of 2019, as compared to 58.82% in the trailing quarter and 59.11% in the same quarter of the 2018 year.

President and CEO, Rick Smith commented, “As we continue to refine our revenue generating activities and streamline our operational processes, we are pleased to report the results of those efforts through 2019, which are highlighted by average loan growth of over 8.5%, maintaining an efficiency ratio below 60.0% and preserving our low cost of funds. We further benefited from improvement in credit quality. While the headwinds of low interest rates continue to pressure net interest margins into 2020, we continue to benefit from strong loan demand and further improvements in operational efficiencies provided through our continued investment in technology.”
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2019, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
For the three and twelve months ended December 31, 2019, the Company’s return on average assets was 1.40% and 1.43%, respectively, and the return on average equity was 10.03% and 10.49%, respectively. For the three and twelve months ended December 31, 2018, the Company’s return on average assets was 1.46% and 1.24%, respectively, and the return on average equity was 11.33% and 10.75%, respectively. While there were no merger and acquisition expenses incurred during the 2019 periods nor during the quarter ended December 31, 2018, $5,227,000 in merger and acquisition expenses were incurred during the twelve months ended December 31, 2018.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three Months Ended
	December 31,	September 30,
(dollars and shares in thousands)	2019	2019	$ Change	% Change
Net interest income	$64,196	$64,688	$(492)	(0.8)%
Reversal of (provision for) loan losses	298	329	(31)	(9.4)%
Noninterest income	14,186	14,108	78	0.6%
Noninterest expense	(46,964)	(46,344)	(620)	1.3%
Provision for income taxes	(8,826)	(9,386)	560	(6.0)%
Net income	$22,890	$23,395	$(505)	(2.2)%
Diluted earnings per share	$0.75	$0.76	$(0.01)	(1.3)%
Dividends per share	$0.22	$0.22	$—	0.0%
Average common shares	30,520	30,509	11	0.0%
Average diluted common shares	30,650	30,629	21	0.1%
Return on average total assets	1.40%	1.44%
Return on average equity	10.03%	10.42%
Efficiency ratio	59.92%	58.82%

	Three Months Ended December 31,
(dollars and shares in thousands)	2019	2018	$ Change	% Change
Net interest income	$64,196	$64,002	$194	0.3%
Reversal of (provision for) loan losses	298	(806)	1,104	(137.0)%
Noninterest income	14,186	12,595	1,591	12.6%
Noninterest expense	(46,964)	(45,246)	(1,718)	3.8%
Provision for income taxes	(8,826)	(7,334)	(1,492)	20.3%
Net income	$22,890	$23,211	$(321)	(1.4)%
Diluted earnings per share	$0.75	$0.76	$(0.01)	(1.3)%
Dividends per share	$0.22	$0.19	$0.03	15.8%
Average common shares	30,520	30,423	97	0.3%
Average diluted common shares	30,650	30,672	(22)	(0.1)%
Return on average total assets	1.40%	1.46%
Return on average equity	10.03%	11.33%
Efficiency ratio	59.92%	59.11%

	Twelve Months Ended December 31,
(dollars and shares in thousands)	2019	2018	$ Change	% Change
Net interest income	$257,069	$215,346	$41,723	19.4%
Reversal of (provision for) loan losses	1,690	(2,583)	4,273	(165.4)
Noninterest income	53,520	49,061	4,459	9.1%
Noninterest expense	(185,457)	(168,472)	(16,985)	10.1%
Provision for income taxes	(34,750)	(25,032)	(9,718)	38.8%
Net income	$92,072	$68,320	$23,752	34.8%
Diluted earnings per share	$3.00	$2.54	$0.46	18.1%
Dividends per share	$0.82	$0.70	$0.12	17.1%
Average common shares	30,478	26,593	3,885	14.6%
Average diluted common shares	30,645	26,880	3,765	14.0%
Return on average total assets	1.43%	1.24%
Return on average equity	10.49%	10.75%
Efficiency ratio	59.71%	63.72%

Balance Sheet
Total loans outstanding reached a record high of $4.31 billion as of December 31, 2019, an increase of 7.1% over the trailing twelve month period and an annualized increase of 12.0% over the trailing quarter. In general, cash flows from the maturity, prepayment and sales of investment securities were utilized to fund loan growth.
The retention of earnings generated from changes in the mix of earning assets was the primary driver in total equity increasing to $906,570,000 at December 31, 2019 as compared to $896,665,000 at September 30, 2019, which is inclusive of ($5,222,000) and $1,499,000 in accumulated other comprehensive (loss) income as of the same periods, respectively. As a result, the Company’s book value per share increased to $29.70 per share at December 31, 2019 from $29.39 at September 30, 2019. The Company’s tangible book value per share, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, increased to $21.69 per share at December 31, 2019 from $21.33 per share at September 30, 2019.
Trailing Quarter Balance Sheet Change

Ending balances	As of December 31,	As of September 30,	$ Change	Annualized % Change
($‘s in thousands)	2019	2019
Total assets	$6,471,181	$6,384,883	$86,298	5.4%
Total loans	4,307,366	4,182,348	125,018	12.0%
Total investments	1,345,954	1,397,753	(51,799)	(14.8)%
Total deposits	$5,366,994	$5,295,407	$71,587	5.4%
Loan growth of $125,018,000 or 12.0% on an annualized basis during the fourth quarter of 2019 provided benefit to the yield on earning assets and net interest margin as prepayments and sales of investment securities were utilized to fund loans and to reduce the need for overnight borrowings from the Federal Home Loan Bank.
Average Trailing Quarter Balance Sheet Change

Qtrly avg balances	As of December 31,	As of September 30,	$ Change	Annualized % Change
($‘s in thousands)	2019	2019
Total assets	$6,482,832	$6,452,470	$30,362	1.9%
Total loans	4,231,347	4,142,602	88,745	8.6%
Total investments	1,356,067	1,536,691	(180,624)	(47.0)%
Total deposits	$5,385,190	$5,327,235	$57,955	4.4%
The growth in average loans of $88,745,000 or 8.6%, on an annualized basis, during the fourth quarter of 2019 was slightly above the annual year over year growth rate of 7.1% but less than the annualized period ended growth of 12.0% as a significant concentration of the quarterly activity occurred in the later half of the quarter.
Year Over Year Balance Sheet Change

Ending balances	As of December 31,
($'s in thousands)	2019	2018	$ Change	% Change
Total assets	$6,471,181	$6,352,441	$118,740	1.9%
Total loans	4,307,366	4,022,014	285,352	7.1%
Total investments	1,345,954	1,580,096	(234,142)	(14.8)%
Total deposits	$5,366,994	$5,366,466	$528	—%
Total assets grew by $118,740,000 or 1.9% between December 2018 and December 2019. This growth was led by $285,352,000 or 7.1% in loan growth which was funded by the retention of earnings but primarily by cash flows from the maturity, prepayment and sales of investment securities which decreased by $234,142,000 or 14.8% from the year ended 2018.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three Months Ended
	December 31,	September 30,
(dollars in thousands)	2019	2019	$ Change	% Change
Interest income	$67,918	$68,889	$(971)	(1.4)%
Interest expense	(3,722)	(4,201)	479	(11.4)%
Fully tax-equivalent adjustment (FTE) (1)	272	289	(17)	(5.9)%
Net interest income (FTE)	$64,468	$64,977	$(509)	(0.8)%
Net interest margin (FTE)	4.39%	4.44%

Acquired loans discount accretion, net:
Amount (included in interest income)	$2,218	$2,360	$(142)	(6.0)%
Effect on average loan yield	0.21%	0.23%
Effect on net interest margin (FTE)	0.16%	0.16%

	Three Months Ended December 31,
(dollars in thousands)	2019	2018	$ Change	% Change
Interest income	$67,918	$68,065	$(147)	(0.2)%
Interest expense	(3,722)	(4,063)	341	(8.4)%
Fully tax-equivalent adjustment (FTE) (1)	272	322	(50)	(15.5)%
Net interest income (FTE)	$64,468	$64,324	$144	0.2%
Net interest margin (FTE)	4.39%	4.49%

Acquired loans discount accretion, net:
Amount (included in interest income)	$2,218	$1,982	$236	11.9%
Effect on average loan yield	0.21%	0.20%
Effect on net interest margin (FTE)	0.16%	0.14%

	Twelve Months Ended December 31,
(dollars in thousands)	2019	2018	$ Change	% Change
Interest income	$272,444	$228,218	$44,226	19.4%
Interest expense	(15,375)	(12,872)	(2,503)	19.4%
Fully tax-equivalent adjustment (FTE) (1)	1,201	1,304	(103)	(7.9)%
Net interest income (FTE)	$258,270	$216,650	$41,620	19.2%
Net interest margin (FTE)	4.47%	4.28%

Acquired loans discount accretion, net:
Amount (included in interest income)	$8,137	$5,271	$2,866	54.4%
Effect on average loan yield	0.20%	0.15%
Effect on net interest margin (FTE)	0.11%	0.10%
(1)Information is presented on a fully tax-equivalent (FTE) basis. The Company believes the use of this non-generally accepted accounting principles (non-GAAP) measure provides additional clarity in assessing its results, and the presentation of these measures on a FTE basis is a common practice within the banking industry.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the declining rate environment, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, accelerated and this is evidenced by the increase in discount accretion included in interest income subsequent to the second quarter of 2019. During the three months ended December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019, purchased loan discount accretion was $2,218,000, $2,360,000, $1,904,000, and $1,655,000 respectively. Net accretion for the quarter ended March 31, 2019 was reduced by $259,000 from the early repayment of loans purchased at a premium several years ago.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$4,231,347	$56,862	5.33%	$4,142,602	$56,999	5.46%	$4,026,569	$55,662	5.48%
Investments-taxable	1,236,717	9,246	2.97%	1,403,653	10,172	2.88%	1,378,182	8,955	2.58%
Investments-nontaxable (1)	119,350	1,179	3.92%	133,038	1,250	3.73%	143,598	1,395	3.85%
Total investments	1,356,067	10,425	3.05%	1,536,691	11,422	2.95%	1,521,780	10,350	2.70%
Cash at Federal Reserve and other banks	236,381	903	1.52%	130,955	757	2.29%	131,496	2,375	7.17%
Total earning assets	5,823,795	68,190	4.65%	5,810,248	69,178	4.72%	5,679,845	68,387	4.78%
Other assets, net	659,037			642,222			636,492
Total assets	$6,482,832			$6,452,470			$6,316,337
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,227,854	229	0.07%	$1,240,548	284	0.09%	$1,183,805	$272	0.09%
Savings deposits	1,859,652	1,261	0.27%	1,861,166	1,192	0.25%	1,849,788	1,132	0.24%
Time deposits	453,894	1,458	1.27%	447,669	1,574	1.39%	459,658	1,190	1.03%
Total interest-bearing deposits	3,541,400	2,948	0.33%	3,549,383	3,050	0.34%	3,493,251	2,594	0.29%
Other borrowings	20,247	3	0.06%	73,350	334	1.81%	122,755	639	2.07%
Junior subordinated debt	57,205	771	5.35%	57,156	817	5.67%	57,019	830	5.78%
Total interest-bearing liabilities	3,618,852	3,722	0.41%	3,679,889	4,201	0.45%	3,673,025	4,063	0.44%
Noninterest-bearing deposits	1,843,790			1,777,852			1,748,888
Other liabilities	114,605			104,062			81,899
Shareholders’ equity	905,585			890,667			812,525
Total liabilities and shareholders’ equity	$6,482,832			$6,452,470			$6,316,337
Net interest rate spread (1) (2)			4.24%			4.27%			4.34%
Net interest income and margin (1) (3)		$64,468	4.39%		$64,977	4.44%		$64,324	4.49%
(1)Fully taxable equivalent (FTE)
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets. All yields and rates are calculated using the specific day counts for the period and the total number of days for the year.
Net interest income (FTE) during the three months ended December 31, 2019 decreased $(509,000) or (0.8)% to $64,468,000 compared to $64,977,000 during the three months ended September 30, 2019. Over the same period net interest margin declined 5 basis points to 4.39% as compared to 4.44% in the trailing quarter. The decline in net interest income (FTE) was due primarily to a decline in yield on interest earning assets, which was 4.65% for the quarter ended December 31, 2019, which represents a decrease of 7 basis points over the trailing quarter and a decrease of 13 basis points over the same quarter in the prior year. The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, decreased by 25 basis points during the current quarter to 4.75% at December 31, 2019, as compared to 5.00% at September 30, 2109 and 5.50% at December 31, 2018. The index decreased by 25 basis points each month in both August and September, 2019. As such, there was minimal immediate change to interest income on loans during the trailing quarter.
As compared to the same quarter in the prior year, average loan yields decreased 15 basis points from 5.48% during the three months ended December 31, 2018 to 5.33% during the three months ended December 31, 2019. Of the 15 basis point decrease in yields on loans during the comparable three month periods ended December 31, 2019 and 2018, 16 basis points was attributable to decreases in market rates while 1 basis point was gained from the accretion of purchased loan discounts.

The decline in interest expense is attributed primarily to the reduction in average balances of other borrowings during the three months ended December 31, 2019, which had average balances of $20.2 million, $73.4 million and $122.8 million during the quarterly periods ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively. Comparing the quarter ended December 31, 2019 to the same quarter in the prior year, the cost of interest bearing deposits increased by 4 basis points to 0.33% from 0.29% as a direct result of market competition.
The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the year-to-date periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2019			December 31, 2018
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$4,111,093	$223,750	5.44%	$3,548,498	$186,117	5.24%
Investments–taxable	1,360,793	41,095	3.02%	1,241,829	35,702	2.87%
Investments-nontaxable (1)	133,733	5,203	3.89%	142,146	5,649	3.97%
Total investments	1,494,526	46,298	3.10%	1,383,975	41,351	2.99%
Cash at Federal Reserve and other banks	171,021	3,597	2.10%	109,352	2,054	1.88%
Total earning assets	5,776,640	273,645	4.74%	5,041,825	229,522	4.55%
Other assets, net	660,455			496,323
Total assets	$6,437,095			$5,538,148
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,254,375	1,089	0.09%	$1,075,331	945	0.09%
Savings deposits	1,883,964	4,892	0.26%	1,610,202	2,803	0.17%
Time deposits	446,142	5,735	1.29%	378,058	3,248	0.86%
Total interest-bearing deposits	3,584,481	11,716	0.33%	3,063,591	6,996	0.23%
Other borrowings	15,484	387	2.50%	154,372	2,745	1.78%
Junior subordinated debt	57,133	3,272	5.73%	56,950	3,131	5.50%
Total interest-bearing liabilities	3,657,098	15,375	0.42%	3,274,913	12,872	0.39%
Noninterest-bearing deposits	1,780,746			1,531,383
Other liabilities	121,933			74,113
Shareholders’ equity	877,318			657,739
Total liabilities and shareholders’ equity	$6,437,095			$5,538,148
Net interest rate spread (1) (2)			4.32%			4.16%
Net interest income and margin (1) (3)		$258,270	4.47%		$216,650	4.30%
(1)Fully taxable equivalent (FTE)
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets. All yields and rates are calculated using the specific day counts for the period and the total number of days for the year.
Net interest income (FTE) during the twelve months ended December 31, 2019 increased $41,620,000 or 19.2% to $258,270,000 compared to $216,650,000 during the twelve months ended December 31, 2018. The increase was substantially attributable to changes in volume of earning assets from the acquisition of FNB Bancorp in July 2018, in addition to organic loan growth experienced during 2019. The yield on interest earning assets was 4.74% and 4.55% for the twelve months ended December 31, 2019 and 2018, respectively. This 19 basis point increase in total earning asset yield was primarily attributable to a 20 basis point increase in loan yields and a 11 basis point increase in yields on total investments. Of the 20 basis point increase in yields on loans, 15 basis points was attributable to increases in market rates while 5 basis points was from accretion of purchased loans.
The increases in yields on earning assets were partially offset by increased funding expenses as the costs of total interest bearing liabilities increased 3 basis points to 0.42% during the twelve months ended December 31, 2019, as compared to 0.39% for the twelve months ended December 31, 2018. During the same period, costs associated with interest bearing deposits increased by 10 basis points to 0.33% as compared to 0.23% in the prior year. The increase in interest expense for the twelve months ended December 31, 2019 as compared to the prior period was due largely to the increases in the average balances of interest-bearing liabilities associated with the acquisition of FNB Bancorp, offset partially by reductions in the average balance of other borrowings.

Asset Quality and Loan Loss Provisioning
The Company recorded a benefit from the reversal of loan losses of $298,000 and $329,000 during the three months ended December 31, 2019 and September 30, 2019, respectively, as compared to a provision of $806,000 during the three months ended December 31, 2018. The reversal of loan losses during the quarter ended December 31, 2019 was largely driven by a net reduction in calculated specific reserves associated with net reductions in non-performing loans of $1,701,000 and to a lesser extent the loan loss reserves associated with loans impacted by the 2018 wildfires. Additions to other real estate owned were $995,000 during three month period ended December 31, 2019. The amount of required provision reversal was partially offset by loan growth of $125,018,000 during the fourth quarter. Net charge-offs (recoveries) for the quarters ended December 31, 2019 and 2018 were $623,000 and ($172,000), respectively.
For the twelve months ended December 31, 2019 the Company recorded a benefit from the reversal of loan losses of $1,690,000. While year to date loan growth in 2019 totaled $285,352,000, nonperforming loans decreased by $10,630,000, and past due loans decreased by $8,344,000. These reductions were facilitated through loan repayments and performance based upgrades of approximately $6,351,000 and approximately $4,279,000 in sales of nonperforming loans. In addition, the outstanding balances of loans associated with wildfire activity continued to decline as illustrated by their balances of approximately $28.9 million and $10.7 million at December 31, 2018 and 2019, respectively. Net charge-offs (recoveries) for the year ended December 31, 2019 and 2018 were $276,000 and $324,000, respectively.
Provision for Income Taxes
The Company’s effective tax rate was 27.4% for the year ended December 31, 2019 as compared to 26.8% for the same period in the prior year. The increase in effective tax rate is due primarily to a lesser amount of non-taxable income as well as a greater level of non-deductible compensation to covered employees in 2019.
Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2019	September 30, 2019	$ Change	% Change
ATM and interchange fees	$5,227	$5,427	$(200)	(3.7)%
Service charges on deposit accounts	4,268	4,327	(59)	(1.4)%
Other service fees	817	808	9	1.1%
Mortgage banking service fees	476	483	(7)	(1.4)%
Change in value of mortgage servicing rights	(159)	(455)	296	(65.1)%
Total service charges and fees	10,629	10,590	39	0.4%
Increase in cash value of life insurance	735	773	(38)	(4.9)%
Asset management and commission income	775	721	54	7.5%
Gain on sale of loans	1,059	1,236	(177)	(14.3)%
Lease brokerage income	247	172	75	43.6%
Sale of customer checks	128	126	2	1.6%
Gain (loss) on sale of investment securities	3	107	(104)	(97.2)%
Gain (loss) on marketable equity securities	(14)	22	(36)	(163.6)%
Other	624	361	263	72.9%
Total other non-interest income	3,557	3,518	39	1.1%
Total non-interest income	$14,186	$14,108	$78	0.6%
Non-interest income increased $78,000 or 0.6% to $14,186,000 during the three months ended December 31, 2019 compared to$14,108,000 during the trailing quarter September 30, 2019. Similar to the previous quarters of 2019, the value of mortgage servicing rights continued to decline, but to a lesser extent, which is consistent with changes in the rate environment and changes in the other assumptions utilized in determining their fair value. Specifically, continued trends associated with increased prepayment speeds resulting from decreases in the 15 and 30 year mortgage rates, as compared to the first half of 2019, continued to be the largest contributors to the decline in fair value of the mortgage servicing asset. Modest increases in rates during the fourth quarter softened the decline in the fair value of mortgage servicing rates, which decreased $(159,000) during the three months ended December 31, 2019, an improvement of $296,000 as compared to the $(455,000) decline during the trailing three months period ended. This improvement in the value of mortgage servicing assets was partially offset by a $(177,000) decrease in gains from the sale of loans due to a lower volume of mortgage loans sold.

The following table presents the key components of non-interest income for the current and prior year quarterly periods indicated:

	Three Months Ended December 31,
(dollars in thousands)	2019	2018	$ Change	% Change
ATM and interchange fees	$5,227	$4,914	$313	6.4%
Service charges on deposit accounts	4,268	4,059	209	5.1%
Other service fees	817	832	(15)	(1.8)%
Mortgage banking service fees	476	511	(35)	(6.8)%
Change in value of mortgage servicing rights	(159)	(184)	25	(13.6)%
Total service charges and fees	10,629	10,132	497	4.9%
Increase in cash value of life insurance	735	722	13	1.8%
Asset management and commission income	775	737	38	5.2%
Gain on sale of loans	1,059	540	519	96.1%
Lease brokerage income	247	164	83	50.6%
Sale of customer checks	128	122	6	4.9%
Gain (loss) on sale of investment securities	3	—	3	—%
Gain (loss) on marketable equity securities	(14)	28	(42)	(150.0)%
Other	624	150	474	316.0%
Total other non-interest income	3,557	2,463	1,094	44.4%
Total non-interest income	$14,186	$12,595	$1,591	12.6%
Non-interest income increased $1,591,000 or 12.6% to $14,186,000 during the three months ended December 31, 2019 compared to $12,595,000 during the same period in 2018. As noted in previous quarters, the increase in non-interest income was largely driven by increases in fees charged for various services and increases in usage associated with both services and interchange transactions. As a result, ATM and interchange fees increased by $313,000 or 6.4% during the the three months ended December 31, 2019 compared to 2018, and service charges on deposit accounts increased by $209,000 or 5.1% over the same period. Other significant increases in non-interest income for the three months ended December 31, 2019 include a $519,000 increase in gain on sale of loans to $1,059,000 and increases in other non-interest income of $474,000 to $624,000.
The following table presents the key components of non-interest income for the current and prior year-to-date periods indicated:

	Twelve Months Ended December 31,
(dollars in thousands)	2019	2018	$ Change	% Change
ATM and interchange fees	$20,639	$18,249	$2,390	13.1%
Service charges on deposit accounts	16,657	15,467	1,190	7.7%
Other service fees	3,015	2,852	163	5.7%
Mortgage banking service fees	1,917	2,038	(121)	(5.9)%
Change in value of mortgage servicing rights	(1,811)	(146)	(1,665)	1,140.4%
Total service charges and fees	40,417	38,460	1,957	5.1%
Increase in cash value of life insurance	3,029	2,718	311	11.4%
Asset management and commission income	2,877	3,151	(274)	(8.7)%
Gain on sale of loans	3,282	2,371	911	38.4%
Lease brokerage income	878	678	200	29.5%
Sale of customer checks	529	449	80	17.8%
Gain (loss) on sale of investment securities	110	207	(97)	(46.9)%
Gain (loss) on marketable equity securities	86	(64)	150	(234.4)%
Other	2,312	1,091	1,221	111.9%
Total other non-interest income	13,103	10,601	2,502	23.6%
Total non-interest income	$53,520	$49,061	$4,459	9.1%
Non-interest income increased $4,459,000 or 9.1% to $53,520,000 during the twelve months ended December 31, 2019 compared to $49,061,000 during the comparable twelve month period in 2018. Non-interest income for the twelve months ended 2019 as compared to the same period in 2018 was impacted by changes in the fair value of the Company’s mortgage servicing assets, which contributed to a $1,665,000 decline. However, this was offset by previously discussed increase in income charged for interchange fees and service charges, which increased by $2,390,000 or 13.1% and $1,190,000 or 7.7%, respectively. Gains from the sale of mortgage loans, which resulted from increased volume, contributed $911,000 to the overall increase in non-interest income during the 2019 year. Other non-interest income was positively impacted by the recognition of $831,000 in life insurance death benefits during the twelve months ended December 31, 2019, compared to none in the equivalent period in 2018.

Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three Months Ended
(dollars in thousands)	December 31, 2019	September 30, 2019	$ Change	% Change
Base salaries, net of deferred loan origination costs	$18,594	$17,656	$938	5.3%
Incentive compensation	3,042	3,791	(749)	(19.8)%
Benefits and other compensation costs	5,683	5,452	231	4.2%
Total salaries and benefits expense	27,319	26,899	420	1.6%
Occupancy	3,670	3,711	(41)	(1.1)%
Data processing and software	3,403	3,411	(8)	(0.2)%
Equipment	1,724	1,679	45	2.7%
Intangible amortization	1,430	1,431	(1)	(0.1)%
Advertising	1,411	1,358	53	3.9%
ATM and POS network charges	1,511	1,343	168	12.5%
Professional fees	859	999	(140)	(14.0)%
Telecommunications	753	867	(114)	(13.1)%
Regulatory assessments and insurance	93	94	(1)	(1.1)%
Postage	195	438	(243)	(55.5)%
Operational losses	307	228	79	34.6%
Courier service	269	357	(88)	(24.6)%
Gain on sale of foreclosed assets	—	(50)	50	(100.0)%
Loss on disposal of fixed assets	—	2	(2)	(100.0)%
Other miscellaneous expense	4,020	3,577	443	12.4%
Total other non-interest expense	19,645	19,445	200	1.0%
Total non-interest expense	$46,964	$46,344	$620	1.3%
Average full-time equivalent staff	1,163	1,160	3	0.3%
Non-interest expense for the quarter ended December 31, 2019 increased $620,000 or 1.3% to $46,964,000 as compared to $46,344,000 during the trailing quarter ended September 30, 2019. Salaries and benefits expenses comprised the largest component of this modest increase, contributing $420,000 or 1.6% to the total change in non-interest expense during the three months ending December 31, 2019 compared to the same period in the prior year.
Increases in base salaries and benefits were primarily attributable to compensation adjustments associated with changes in the Company's management structure. These increases were largely offset by reductions in incentive compensation earned on sales and production related activities which seasonally taper in the fourth quarter of the calendar year.
Regulatory assessment credits issued by the FDIC during the three month periods ended December 31, 2019 and September 30, 2019 totaled $432,000 and $430,000, respectively.

The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended December 31,
(dollars in thousands)	2019	2018	$ Change	% Change
Base salaries, net of deferred loan origination costs	$18,594	$18,346	$248	1.4%
Incentive compensation	3,042	2,021	1,021	50.5%
Benefits and other compensation costs	5,683	4,647	1,036	22.3%
Total salaries and benefits expense	27,319	25,014	2,305	9.2%
Occupancy	3,670	3,565	105	2.9%
Data processing and software	3,403	3,042	361	11.9%
Equipment	1,724	1,713	11	0.6%
Intangible amortization	1,430	1,431	(1)	(0.1)%
Advertising	1,411	1,364	47	3.4%
ATM and POS network charges	1,511	1,411	100	7.1%
Professional fees	859	648	211	32.6%
Telecommunications	753	822	(69)	(8.4)%
Regulatory assessments and insurance	93	522	(429)	(82.2)%
Postage	195	220	(25)	(11.4)%
Operational losses	307	497	(190)	(38.2)%
Courier service	269	518	(249)	(48.1)%
Gain on sale of foreclosed assets	—	(18)	18	(100.0)%
Loss on disposal of fixed assets	—	(21)	21	(100.0)%
Other miscellaneous expense	4,020	4,518	(498)	(11.0)%
Total other non-interest expense	19,645	20,232	(587)	(2.9)%
Total non-interest expense	$46,964	$45,246	$1,718	3.8%
Average full-time equivalent staff	1,163	1,134	29	2.6%
Non-interest expense increased by $1,718,000 or 3.8% to $46,964,000 during the three months ended December 31, 2019 as compared to $45,246,000 for the three months ended December 31, 2018. This modest increase was driven by salary and benefit increases of $2,305,000 or 9.2% to $27,319,000 during the three months ended December 31, 2019 as compared to $25,014,000 for the same period in 2018. These increases were impacted equally by increased costs associated with production incentives and long term benefit obligation costs. To a lesser extent, increases of $248,000 in based salaries during these comparable fourth quarter periods were the result of annual merit increases as well as compensation adjustments associated with changes in the organizational structure of management.

The following table presents the key components of non-interest expense for the current and prior year to date periods indicated:

	Twelve Months Ended December 31,
(dollars in thousands)	2019	2018	$ Change	% Change
Base salaries, net of deferred loan origination costs	$70,218	$62,422	$7,796	12.5%
Incentive compensation	13,106	11,147	1,959	17.6%
Benefits and other compensation costs	22,741	20,373	2,368	11.6%
Total salaries and benefits expense	106,065	93,942	12,123	12.9%
Occupancy	14,893	12,139	2,754	22.7%
Data processing and software	13,517	11,021	2,496	22.6%
Equipment	7,022	6,651	371	5.6%
Intangible amortization	5,723	3,499	2,224	63.6%
Advertising	5,633	4,578	1,055	23.0%
ATM and POS network charges	5,447	5,271	176	3.3%
Professional fees	3,754	3,546	208	5.9%
Telecommunications	3,190	3,023	167	5.5%
Regulatory assessments and insurance	1,188	1,906	(718)	(37.7)%
Merger and acquisition expense	—	5,227	(5,227)	(100.0)%
Postage	1,258	1,154	104	9.0%
Operational losses	986	1,260	(274)	(21.7)%
Courier service	1,308	1,287	21	1.6%
Gain on sale of foreclosed assets	(246)	(408)	162	(39.7)%
Loss on disposal of fixed assets	82	185	(103)	(55.7)%
Other miscellaneous expense	15,637	14,191	1,446	10.2%
Total other non-interest expense	79,392	74,530	4,862	6.5%
Total non-interest expense	$185,457	$168,472	$16,985	10.1%
Average full-time equivalent staff	1,150	1,071	79	7.4%
Non-interest expense increased by $16,985,000 or 10.1% to $185,457,000 during the twelve months ended December 31, 2019 as compared to the $168,472,000 for the twelve months ended December 31, 2018. Virtually all significant increases in non-interest expense can be attributed to the acquisition of FNB Bancorp that took place in July 2018, which is reflected in all periods during the twelve months ended December 31, 2019, as compared to only six months in the prior year.

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change; the costs or effects of mergers, acquisitions or dispositions we may make; the future operating or financial performance of the Company, including our outlook for future growth, changes in the level of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of integrating and retaining key employees; unanticipated regulatory or judicial proceedings; cybersecurity threats and the cost of defending against them; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2018, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Revenue and Expense Data
Interest income	$67,918	$68,889	$68,180	$67,457	$68,065
Interest expense	3,722	4,201	3,865	3,587	4,063
Net interest income	64,196	64,688	64,315	63,870	64,002
Provision for (benefit from) loan losses	(298)	(329)	537	(1,600)	806
Noninterest income:
Service charges and fees	10,629	10,590	10,128	9,070	10,132
Gain on sale of investment securities	3	107	—	—	—
Other income	3,554	3,411	3,295	2,733	2,463
Total noninterest income	14,186	14,108	13,423	11,803	12,595
Noninterest expense:
Salaries and benefits	27,319	26,899	26,719	25,128	25,014
Occupancy and equipment	5,394	5,390	5,490	5,641	5,278
Data processing and network	4,914	4,754	4,624	4,672	4,455
Other noninterest expense	9,337	9,301	9,864	10,011	10,499
Total noninterest expense	46,964	46,344	46,697	45,452	45,246
Total income before taxes	31,716	32,781	30,504	31,821	30,545
Provision for income taxes	8,826	9,386	7,443	9,095	7,334
Net income	$22,890	$23,395	$23,061	$22,726	$23,211
Share Data
Basic earnings per share	$0.75	$0.77	$0.76	$0.75	$0.76
Diluted earnings per share	$0.75	$0.76	$0.75	$0.74	$0.76
Dividends per share	$0.22	$0.22	$0.19	$0.19	$0.19
Book value per common share	$29.70	$29.39	$28.71	$28.04	$27.20
Tangible book value per common share (1)	$21.69	$21.33	$20.60	$19.86	$18.97
Shares outstanding	30,523,824	30,512,187	30,502,757	30,432,419	30,417,223
Weighted average shares	30,520,490	30,509,057	30,458,427	30,424,184	30,422,687
Weighted average diluted shares	30,650,071	30,629,027	30,642,518	30,657,833	30,671,723
Credit Quality
Loans past due 30 days or more	$9,024	$8,089	$14,580	$16,761	$17,368
Nonperforming originated loans	$10,750	$11,260	$14,087	$13,737	$19,416
Total nonperforming loans	$16,864	$18,565	$20,585	$19,565	$27,494
Total nonperforming assets	$19,405	$20,111	$22,133	$21,880	$29,774
Loans charged-off	$1,098	$1,522	$293	$726	$424
Loans recovered	$475	$520	$560	$1,808	$596
Selected Financial Ratios
Return on average total assets	1.40%	1.44%	1.45%	1.43%	1.46%
Return on average equity	10.03%	10.42%	10.68%	10.93%	11.33%
Average yield on loans	5.33%	5.46%	5.50%	5.48%	5.48%
Average yield on interest-earning assets	4.65%	4.72%	4.76%	4.77%	4.78%
Average rate on interest-bearing deposits	0.33%	0.34%	0.33%	0.30%	0.29%
Average cost of total deposits	0.22%	0.23%	0.22%	0.20%	0.20%
Average rate on borrowings & subordinated debt	3.96%	3.50%	4.62%	4.75%	3.24%
Average rate on interest-bearing liabilities	0.41%	0.45%	0.42%	0.39%	0.44%
Net interest margin (fully tax-equivalent)	4.39%	4.44%	4.50%	4.52%	4.49%
Loans to deposits	80.26%	78.98%	76.82%	74.29%	74.95%
Efficiency ratio	59.92%	58.82%	60.07%	60.06%	59.11%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$2,218	$2,360	$1,904	$1,655	$1,982
All other loan interest income	$54,644	$54,639	$53,587	$52,743	$53,680
Total loan interest income	$56,862	$56,999	$55,491	$54,398	$55,662
(1)Tangible book value per share is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that result by the shares outstanding at the end of the period. Management believes that tangible book value per common share is meaningful because it is a measure that the Company and investors commonly use to assess shareholder value.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Cash and due from banks	$276,507	$259,047	$175,582	$318,708	$227,533
Securities, available for sale	953,098	987,054	1,136,946	1,116,426	1,117,910
Securities, held to maturity	375,606	393,449	412,524	431,016	444,936
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	5,265	7,604	5,875	5,410	3,687
Loans:
Commercial loans	283,707	278,458	276,045	269,163	276,548
Consumer loans	445,542	442,539	434,388	418,352	418,982
Real estate mortgage loans	3,328,290	3,247,156	3,178,730	3,129,339	3,143,100
Real estate construction loans	249,827	214,195	214,524	217,477	183,384
Total loans, gross	4,307,366	4,182,348	4,103,687	4,034,331	4,022,014
Allowance for loan losses	(30,616)	(31,537)	(32,868)	(32,064)	(32,582)
Total loans, net	4,276,750	4,150,811	4,070,819	4,002,267	3,989,432
Premises and equipment	87,086	87,424	88,534	89,275	89,347
Cash value of life insurance	117,823	117,088	116,606	117,841	117,318
Accrued interest receivable	18,897	18,205	20,990	20,431	19,412
Goodwill	220,872	220,872	220,972	220,972	220,972
Other intangible assets	23,557	24,988	26,418	27,849	29,280
Operating leases, right-of-use	27,879	28,957	30,030	30,942	—
Other assets	70,591	72,134	72,626	73,465	75,364
Total assets	$6,471,181	$6,384,883	$6,395,172	$6,471,852	$6,352,441
Deposits:
Noninterest-bearing demand deposits	$1,832,665	$1,777,357	$1,780,339	$1,761,559	$1,760,580
Interest-bearing demand deposits	1,242,274	1,222,955	1,263,635	1,297,672	1,252,366
Savings deposits	1,851,549	1,843,873	1,856,749	1,925,168	1,921,324
Time certificates	440,506	451,222	441,450	445,863	432,196
Total deposits	5,366,994	5,295,407	5,342,173	5,430,262	5,366,466
Accrued interest payable	2,407	2,847	2,665	2,195	1,997
Operating lease liability	27,540	28,494	29,434	30,204	—
Other liabilities	91,984	87,867	74,590	86,362	83,724
Other borrowings	18,454	16,423	13,292	12,466	15,839
Junior subordinated debt	57,232	57,180	57,132	57,085	57,042
Total liabilities	5,564,611	5,488,218	5,519,286	5,618,574	5,525,068
Common stock	543,998	543,415	542,939	542,340	541,762
Retained earnings	367,794	351,751	335,145	319,865	303,490
Accumulated other comprehensive income (loss)	(5,222)	1,499	(2,198)	(8,927)	(17,879)
Total shareholders’ equity	$906,570	$896,665	$875,886	$853,278	$827,373
Quarterly Average Balance Data
Average loans	$4,231,347	$4,142,602	$4,044.044	$4,023,864	$4,026,569
Average interest-earning assets	$5,823,795	$5,810,248	$5,764.966	$5,759,966	$5,679,845
Average total assets	$6,482,832	$6,452,470	$6,385.889	$6,426,227	$6,316,337
Average deposits	$5,385,190	$5,327,235	$5,370.879	$5,387,079	$5,242,139
Average borrowings and subordinated debt	$77,452	$130,506	$75.185	$72,459	$179,774
Average total equity	$905,585	$890,667	$866.284	$843,090	$812,525
Capital Ratio Data
Total risk based capital ratio	15.1%	15.2%	14.9%	14.4%	14.4%
Tier 1 capital ratio	14.4%	14.5%	14.2%	13.6%	13.7%
Tier 1 common equity ratio	13.3%	13.4%	13.0%	12.5%	12.5%
Tier 1 leverage ratio	11.6%	11.3%	11.1%	10.6%	10.7%
Tangible capital ratio (1)	10.6%	10.6%	10.2%	9.7%	9.5%
(1)Tangible capital ratio is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and total assets and then dividing the adjusted assets by the adjusted equity. Management believes that the tangible capital ratio is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.
*****************